Exhibit 99

UTC REPORTS 22 PERCENT THIRD QUARTER EPS GROWTH ON 14 PERCENT

HIGHER REVENUES; EXPECTS HIGH END OF PREVIOUS EPS RANGE

HARTFORD, Conn., October 17, 2007 – United Technologies Corp. (NYSE:UTX) today reported third quarter 2007 earnings per share of $1.21 and net income of $1.20 billion, up 22 percent and 20 percent, respectively, over the year ago quarter. Revenues for the quarter increased 14 percent to $13.9 billion and included 9 percent organic growth. Foreign currency translation and acquisitions accounted for the remainder of the revenue growth. Cash flow from operations was $1.38 billion and capital expenditures were $238 million.

The quarter included a $0.04 per share benefit of net tax related items in excess of restructuring costs while the year ago period included net costs of $0.02 per share as a result of restructuring in excess of one time gains. Excluding restructuring/gains in both periods, earnings per share grew 16 percent year over year. UTC expects recently enacted international tax law changes to negatively impact the fourth quarter tax rate and offset the $0.04 per share third quarter benefit.

“This was another solid quarter for UTC. Notably, organic revenue growth came in at 9 percent, following 10 percent growth in each of the first two quarters of 2007. In addition, five of our six business segments grew profits at double digit rates as markets in general remain healthy and cost reductions continue. While market conditions in Carrier’s North American residential business are clearly challenging, its other three global businesses delivered double digit earnings growth,” said UTC Chairman and Chief Executive Officer George David.

“As we close in on the year, we now see EPS in the range of $4.22—$4.25, or 14 percent growth and at the top end of our prior range of $4.15—$4.25. Given the organic revenue growth year to date and current backlogs, we now expect revenues for the year in the range of $54 billion, up from our previous outlook of $53 billion. Momentum in the businesses is good, with the most recent evidence being the selection of Pratt & Whitney’s Geared Turbofan engine for the Mitsubishi Regional Jet. As usual, we’ll be reviewing the 2008 outlook at our December investor meeting and anticipate delivering another solid outlook then,” David said.

“Cash flow from operations less capital expenditures in the quarter was solid, even with the inventory challenges we face as a result of another quarter of strong organic revenue growth. We continue to target cash flow performance for the year in the range of net income,” David added.

Share repurchase in the quarter was $500 million and $1.5 billion for the first nine months, on track with guidance of $2.0 billion for the year.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “see”, “guidance” and similar terms. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

IR-UTC

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2007	2006	2007	2006
Revenues	$13,863	$12,163	$40,045	$35,042

Cost and Expenses
Cost of goods and services sold	10,068	8,794	29,193	25,219
Research and development	399	384	1,197	1,123
Selling, general and administrative	1,508	1,338	4,398	4,030

Operating Profit	1,888	1,647	5,257	4,670
Interest expense	179	156	492	453

Income before income taxes & minority interests	1,709	1,491	4,765	4,217

Income taxes	(434)	(423)	(1,355)	(1,157)
Minority interests	(78)	(72)	(246)	(193)

Net Income	$1,197	$996	$3,164	$2,867

Earnings Per Share of Common Stock
Basic	$1.24	$1.02	$3.28	$2.92
Diluted	$1.21	$0.99	$3.19	$2.84

Average Shares
Basic	963	980	966	983
Diluted	989	1,006	991	1,008

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2007 and 2006 include restructuring and related charges and non-recurring items.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

(Millions)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2007	2006	2007	2006
Revenues

Otis	$2,936	$2,565	$8,522	$7,442
Carrier	3,738	3,607	10,923	10,262
UTC Fire & Security	1,471	1,142	4,066	3,421
Pratt & Whitney	3,036	2,771	8,911	8,066
Hamilton Sundstrand	1,427	1,253	4,144	3,698
Sikorsky	1,307	867	3,511	2,146

Segment Revenues	13,915	12,205	40,077	35,035
Eliminations and other	(52)	(42)	(32)	7

Consolidated Revenues	$13,863	$12,163	$40,045	$35,042

Operating Profit

Otis	$567	$463	$1,673	$1,374
Carrier	420	430	1,122	1,044
UTC Fire & Security	119	70	306	200
Pratt & Whitney	503	443	1,515	1,408
Hamilton Sundstrand	249	220	713	613
Sikorsky	103	70	263	115

Segment Operating Profit	1,961	1,696	5,592	4,754
Eliminations and other	11	31	(72)	160
General corporate expenses	(84)	(80)	(263)	(244)

Consolidated Operating Profit	$1,888	$1,647	$5,257	$4,670

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2007 and 2006 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Restructuring and Related Charges

Consolidated operating profit for the quarters and nine months ended September 30, 2007 and 2006 includes restructuring and related charges as follows:

(Millions)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
Restructuring and Related Charges	2007	2006	2007	2006
Otis	$6	$32	$11	$40
Carrier	15	27	28	59
UTC Fire & Security	2	9	8	23
Pratt & Whitney	12	13	39	36
Hamilton Sundstrand	8	12	20	29
Sikorsky	—	—	(3)	19

Consolidated Restructuring and Related Charges	$43	$93	$103	$206

Consolidated results for the quarters and nine months ended September 30, 2007 and 2006 include the following non-recurring items:

Q3 - 2007

•	Eliminations and Other: Approximately $28 million pretax interest adjustments related to the completion of the Internal Revenue Service (IRS) examination of tax years 2000 through 2003.

•	Income Taxes: Favorable income tax adjustment of approximately $50 million, related primarily to the completion of the IRS examination of tax years 2000 through 2003.

Q1 - 2007

•

Otis: Otis segment results include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.

•	Pratt & Whitney: Approximately $40 million gain at Pratt & Whitney from a contract termination.

•	Eliminations and Other: A $216 million loss recorded in connection with the European Union commission fine.

•	Eliminations and Other: A $151 million gain from the sale of marketable securities.

In the first quarter, the net impact of the above items ($0.05 per share), together with $35 million of pre-tax restructuring and related charges ($0.02 per share), had a $0.07 adverse impact to earnings per share.

Q3 - 2006

•

Carrier: Approximately $60 million pretax gain realized on the sale of a partnership interest in Scroll Technologies, a North American manufacturer of compressors used primarily for heating, ventilating, and air-conditioning equipment.

Q2 - 2006

•

Pratt & Whitney: Approximately $80 million pretax gain related to the settlement of a claim by the Department of Defense (DoD) regarding Pratt & Whitney’s cost accounting practices for engine parts on commercial engine collaboration programs.

•

Eliminations and Other: Approximately $60 million pretax interest income related to the final determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the IRS examination of tax years 1994 through 1999.

•

Income Taxes: Favorable income tax adjustment of approximately $35 million, related to a determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the IRS examination of tax years 1994 through 1999.

In the second quarter, the net impact of the above favorable items ($0.13 per share), together with approximately $80 million of pre-tax restructuring and related charges ($0.06 per share), contributed $0.07 to earnings per share.

Q1 - 2006

•	Pratt & Whitney: Approximately $25 million gain realized on the sale of a partnership interest in an engine program at Pratt Canada.

•	Eliminations and Other: Approximately $25 million gain from the sale of marketable securities.

United Technologies Corporation

Condensed Consolidated Balance Sheet

	September 30, 2007	December 31, 2006
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$2,810	$2,546
Accounts receivable, net	8,999	7,679
Inventories and contracts in progress, net	8,550	6,657
Other current assets	2,202	1,962

Total Current Assets	22,561	18,844

Fixed assets, net	6,053	5,725
Goodwill, net	15,871	14,146
Intangible assets, net	3,709	3,216
Other assets	5,303	5,210

Total Assets	$53,497	$47,141

Liabilities and Shareowners’ Equity
Short-term debt	$2,268	$894
Accounts payable	4,977	4,263
Accrued liabilities	11,389	10,051

Total Current Liabilities	18,634	15,208

Long-term debt	7,059	7,037
Other liabilities	6,662	6,763

Total Liabilities	32,355	29,008

Minority interest in subsidiary companies	864	836

Shareowners’ Equity:
Common Stock	10,208	9,395
Treasury Stock	(10,840)	(9,413)
Retained Earnings	21,004	18,754
Accumulated other non-shareowners’ changes in equity	(94)	(1,439)

	20,278	17,297

Total Liabilities and Shareowners’ Equity	$53,497	$47,141

Debt Ratios:
Debt to total capitalization	32%	31%
Net debt to net capitalization	24%	24%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended September 30,		Nine Months Ended September 30,
(Millions)	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
Operating Activities
Net Income	$1,197	$996	$3,164	$2,867
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	308	252	863	772
Deferred income taxes and minority interests	90	89	98	209
Stock compensation cost	44	45	141	136
Changes in working capital	(178)	60	(573)	(681)
Voluntary contributions to pension plans *	—	(31)	—	(31)
Other, net	(78)	(50)	(408)	(124)

Net Cash Provided by Operating Activities	1,383	1,361	3,285	3,148

Investing Activities
Capital expenditures	(238)	(184)	(697)	(603)
Acquisitions and disposal of businesses, net	(1,236)	(16)	(1,444)	(173)
Other, net	(145)	193	(15)	109

Net Cash Used in Investing Activities	(1,619)	(7)	(2,156)	(667)

Financing Activities
Increase (decrease) in borrowings, net	471	(483)	1,065	(36)
Dividends paid on Common Stock	(296)	(249)	(786)	(705)
Repurchase of Common Stock	(500)	(580)	(1,500)	(1,330)
Other, net	14	(43)	219	195

Net Cash Used in Financing Activities	(311)	(1,355)	(1,002)	(1,876)

Effect of foreign exchange rates	65	32	137	62

Net (decrease) increase in cash and cash equivalents	(482)	31	264	667

Cash and cash equivalents - beginning of period	3,292	2,883	2,546	2,247

Cash and cash equivalents - end of period	$2,810	$2,914	$2,810	$2,914

*	Non-cash activities include contributions of UTC common stock of $150 million to domestic defined benefit pension plans in the first quarter of 2007 and second quarter of 2006.

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended
(Millions)	September 30, 2007		September 30, 2006
	(Unaudited)		(Unaudited)
Net income	$1,197		$996
Depreciation and amortization	308		252
Change in working capital	(178)		60
Other	56		53

Cash flow from operating activities	1,383		1,361
Cash flow from operating activities as a percentage of net income		116%		137%
Capital expenditures	(238)		(184)

Capital expenditures as a percentage of net income		(20)%		(18)%

Free cash flow	$1,145		$1,177

Free cash flow as a percentage of net income		96%		118%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities prepared in accordance with Generally Accepted Accounting Principles to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2007 include $28 million pretax interest adjustment related to the completion of the IRS examination of tax years 2000 through 2003, an $84 million gain at Otis from the sale of land (See Note 3 below), a $40 million gain at Pratt & Whitney from a contract termination, and $151 million from the sale of marketable securities, all of which were partially offset by the $216 million loss recorded in connection with the EU commission fine during the first quarter. Non-recurring revenues that are not included in organic growth in 2006 include approximately $25 million from the sale of marketable securities, approximately $80 million from the settlement of Pratt collaboration programs, and approximately $60 million of interest income related to the final ruling on the 1994 – 1999 U.S. federal tax audits.

(3)	Otis segment results include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.